PROMISSORY NOTE

AMOUNT

USD $150,000

ISSUANCE DATE

March 10, 2014

MATURITY DATE

March 10, 2016

         FOR VALUE RECEIVED, Joseph Putegnat of 4653 Carmel Mountain Rd. #308-511, San Diego, CA  92130 (the “Obligor”), hereby promises to pay to the order of Portlogic Systems Inc. of 100 King Street West, Suite 5700, Toronto, ON, Canada  M5X 1K7 (the “Holder”), the sum One Hundred Fifty Thousand Dollars ($150,000) in the lawful currency of the United States together with interest on the unpaid principal amount, upon the terms and conditions specified below.

         1.    ADVANCES. The Obligor has received advanced amounts as investment capital to start up operations (the “Advances”) totaling up to an aggregate of US$150,000.  The aggregate unpaid principal balance outstanding, during the term of this Note shall be referred to as the “Principal Amount.”

         2.     TERM. The Principal Amount of the Advances and all interest accrued shall be due and payable and must be paid to the Holder no later than March 10, 2016 (the “Maturity Date”).

         3.     RATE OF INTEREST. Interest payable on the Principal Amount shall accrue at a fixed rate equal to the prime interest rate plus 1%. Interest shall be calculated at the end of each month based on the outstanding Principal Amount at the end of that month on the basis of a 365 day year. Outstanding interest is due at the time the Principal Amount is due as set forth in this Note.

         4.     PREPAYMENT. Prepayment of the Principal Amount and interest may be made at any time, in any amount, without penalty.

         5.     NOTE DUE AND PAYABLE. The entire unpaid Principal Amount and accrued interest under this Note shall become immediately due and payable upon the insolvency of the Obligor, the commission of an act of bankruptcy by the Obligor, the execution by the Obligor of a general assignment for the benefit of creditors, or the filing by or against the Obligor of a petition in bankruptcy or a petition for relief under the provisions of any bankruptcy, insolvency, company creditors’ arrangement, similar statute, or any other statute applicable to the relief of debtors, of the United States, Canada, or any other jurisdiction, and the continuation of such petition without dismissal for a period of 90 days or more.

         6.     WAIVER. No previous waiver and no failure or delay by the Holder or the Obligor in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of condition under this Note or the obligations secured thereby. A waiver or modification of any term of this Note or of any of the obligations secured thereby must be made in writing and signed by a duly authorized officer of the Holder and shall be limited to the express terms of such waiver.

         The Obligor hereby expressly waives presentment and demand for payment on the Maturity Date.

         7.     CONFLICTING AGREEMENTS. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to any advances evidenced by this Note, the terms of this Note shall prevail.

         8.     GOVERNING LAW. This Note shall be construed in accordance with the laws of the Province of Ontario, Canada and the laws of Canada applicable therein, and the parties stipulate to the personal jurisdiction of the courts of the Province of Ontario.

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IN WITNESS WHEREOF, the parties hereto have executed this Promissory Note as of the 10th day of March, 2014.

JOSEPH PUTEGNAT

PORTLOGIC SYSTEMS INC.

/s/ Joseph Putegnat

/s/ Jueane Thiessen

Obligor

Jueane Thiessen

Chief Financial Officer

Portlogic Systems Inc.